                                              Filed Pursuant to Rule 424(b)(5)
                                              Registration File No.: 333-34149

PROSPECTUS SUPPLEMENT
JUNE 23, 1998
(TO PROSPECTUS DATED AUGUST 22, 1997)


                                 $650,000,000


                      DONALDSON, LUFKIN & JENRETTE, INC.
                               MEDIUM-TERM NOTES
                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

     Donaldson, Lufkin & Jenrette, Inc. (the "Company") may from time to time offer its Medium-Term Notes (the "Notes"), in an aggregate principal amount (or in the case of Notes issued at a discount from the principal amount, an aggregate initial offering price) of up to $650,000,000 or the equivalent thereof in one or more other currencies, composite currencies, or currency units, subject to reduction as a result of the sale of certain other Debt Securities. Unless otherwise indicated in the applicable Pricing Supplement, the interest rate on each Note will be either a fixed rate established by the Company at the date of issue of such Note, which may be zero in the case of certain Original Issue Discount Notes (as defined herein), or a floating rate as set forth therein and specified in the applicable Pricing Supplement. Notes may also be issued as otherwise described under "Description of Notes."


     The interest rate or rates and/or interest rate formula or formulae, if any, issue price, stated maturity, and other variable terms of the Notes will be established by the Company prior to the date of issuance of such Notes and will be specified in the applicable Pricing Supplement. Interest rates and interest rate formulae are subject to change by the Company, but no such change will affect any Note which the Company has already issued or has agreed to issue. Original Issue Discount Notes may provide that holders of such Notes will not receive periodic payments of interest. See "Description of Notes--Original Issue Discount Notes." Each Note will mature on a day nine months or more from the date of issue, as set forth in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Notes may not be redeemed by the Company or repaid by the Company at the option of the holders prior to maturity. Notes denominated in U.S. dollars will be issued in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. The authorized denominations of Notes not denominated in U.S. dollars and any terms relating to such Notes will be set forth in the applicable Pricing Supplement.


     Each Note will be issued only in fully registered form and will be represented either by a global security registered in the name of a nominee of (unless otherwise specified in the applicable Pricing Supplement) The Depository Trust Company, as Depositary (a "Book-Entry Note"), or by a certificate issued in definitive form (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Beneficial interests in global securities representing Book-Entry Notes will be shown on, and transfers thereof will be effected through, the records maintained by the Depositary (with respect to participants' interests) and its participants. Book-Entry Notes will not be issuable as Certificated Notes except in limited circumstances. See "Description of Debt Securities--Book-Entry System" in the accompanying Prospectus.

     SEE "FOREIGN CURRENCY RISKS" BEGINNING ON PAGE S-21 HEREOF FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
  UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE
                    CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus Supplement has been prepared for use by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sales of the Notes which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. The Company has been advised by DLJSC that it currently intends to make a market in the Notes; however, it is not obligated to do so. Any such market-making may be discontinued at any time, and there is no assurance as to the liquidity of, or trading market for, the Notes. DLJSC may act as principal or agent in such transactions. See "Plan of Distribution" herein.

     CERTAIN PERSONS PARTICIPATING IN THE DISTRIBUTION OF THE NOTES MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES OR OTHER DEBT SECURITIES. SPECIFICALLY, THE AGENTS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, NOTES IN THE OPEN MARKET.

     References herein to "U.S. dollars" or "dollars" or "U.S. $" or "$" are to the lawful currency of the United States of America.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The Company's Annual Report on Form 10-K for the year ended December 31, 1997, Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and Current Reports on Form 8-K filed on April 14, 1998, March 23, 1998 and January 8, 1998, previously filed by the Company with the Commissions, are incorporated by reference in this Prospectus Supplement.


     All documents filed by the Company after the date of this Prospectus Supplement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of the offering of the Notes offered hereby, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus and this accompanying Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements as modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of the Prospectus and this accompanying Prospectus Supplement.


     The Company will provide without charge to each person to whom a copy of the Prospectus and this accompanying Prospectus Supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in the Prospectus and this accompanying Prospectus Supplement (other than certain exhibits to such documents). Requests for such documents should be directed to Donaldson, Lufkin & Jenrette, Inc., 277 Park Avenue, New York, New York 10172,
Attention: Corporate Secretary (Telephone: (212) 892-3000).

                             DESCRIPTION OF NOTES


GENERAL

     The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Debt Securities" or the "Offered Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. Unless otherwise specified in the applicable Pricing Supplement, the Notes will have the terms described below, except that references to interest payments and interest-related information do not apply to certain Original Issue Discount Notes. See "--Original Issue Discount Notes."

     The Notes will be issued under an Indenture dated as of September 3, 1997 (the "Indenture") between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms.

     The Notes will be direct, unsecured and unsubordinated obligations of the Company. Except as described under "Description of Debt Securities--Negative Pledge" in the accompanying Prospectus, the Notes will not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions on the Company or any of its subsidiaries. The operations of the Company are conducted through its subsidiaries, and therefore, the Company is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the Notes. The Notes will be effectively subordinated to all indebtedness of the Company's subsidiaries. The Company's rights and the rights of its creditors, including holders of Notes, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization will be subject to prior claims of such subsidiary's creditors, including trade creditors, except to the extent the Company may itself be a creditor with reorganized claims against such subsidiary.

     This Prospectus Supplement and any Pricing Supplement, may be used in connection with the offer and sale from time to time of Notes in an aggregate initial public offering price of up to U.S. $650,000,000 or the equivalent thereof in other currencies, currency units or composite currencies (provided that, with respect to Original Issue Discount Notes, the initial offering price of such Notes shall be used in calculating the aggregate principal amount of Notes offered hereunder). The aggregate principal amount of Notes authorized to be issued hereunder may be increased by the Company from time to time. The aggregate principal amount of Notes authorized to be issued under this Prospectus Supplement is subject to reduction as a result of the sale by the Company after the date of this Prospectus Supplement of other issues of Debt Securities (as defined in the Prospectus) from time to time as described in the accompanying Prospectus to the extent the aggregate principal amount of such other Debt Securities exceeds $350,000,000. See "Plan of Distribution" herein and in the accompanying Prospectus.

     The Pricing Supplement relating to a Note will describe the following terms: (i) the currency or currency unit in which such Note is denominated (the "Specified Currency") and, if other than the Specified Currency, the currency or currency unit in which payments of principal and interest on such Note will be made (and, if the Specified Currency is other than U.S. dollars, certain other terms relating to such Note (a "Foreign Currency Note") and such Specified Currency); (ii) whether such Note bears a fixed rate of interest (a "Fixed Rate Note") or bears a floating rate of interest (a "Floating Rate Note") (including whether such Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note (each as defined below));
(iii) the price at which such Note will be issued (the "Issue Price"); (iv) the date on which such Note will be issued (the "Original Issue Date"); (v) the date on which such Note will mature; (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and whether the maturity thereof is extendible; (vii) if such Note is a Floating Rate Note, the Interest Rate Basis, the Initial Interest Rate, the Interest Payment Dates, the Index Maturity, the Spread and/or Spread Multiplier, if any (each as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; (viii) if such Note is an Indexed Note (as defined below), the terms relating to the particular Note; (ix) if such Note is a Dual

Currency Note (as defined below) the terms relating to the particular Note; (x) if such Note is an Amortizing Note (as defined below), the amortization schedule and any other terms relating to the particular Note; (xi) whether such
Note is an Original Issue Discount Note; (xii) whether such Note may be redeemed at the option of the Company, or repaid at the option of the holder, prior to its stated maturity as described under "--Optional Redemption" and "--Repayment at the Noteholders' Option; Repurchase" below and, if so, the provisions relating to such redemption or repayment, including, in the case of any Original Issue Discount Notes, the information necessary to determine the amount due upon redemption or repayment; (xiii) any relevant tax consequences associated with the terms of the Notes which have not been described under "Certain United States Federal Income Tax Considerations" below; and (xiv) any other terms of such Note not inconsistent with the provisions of the Indenture.


     Subject to such additional restrictions as are described under "Special Provisions Relating to Foreign Currency Notes," each Note will mature on a day nine months or more from the date of issue, as specified in the applicable Pricing Supplement, as selected by the initial purchaser and agreed to by the Company. In the event that such maturity date of any Note or any date fixed for redemption or repayment of any Note (collectively, the "Maturity Date") is not a Business Day (as defined below), principal and interest payable at maturity or upon such redemption or repayment will be paid on the next succeeding Business Day with the same effect as if such Business Day were the Maturity Date. No interest shall accrue for the period from and after the Maturity Date to such next succeeding Business Day. Except as may be provided in the applicable Pricing Supplement and except for Indexed Notes, all Notes will mature at par.

     The Notes will be offered on a continuing basis, and will be issued in denominations of $1,000 and any integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable Pricing Supplement; provided, however, that Notes in Specified Currencies other than U.S. dollars shall be issued in such denominations as are set forth in the applicable Pricing Supplement. See "Special Provisions Relating to Foreign Currency Notes."

     Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, the aggregate principal amount of the Notes purchased in any single transaction.

     Notes will be issued in the form of (i) one or more fully registered global securities (each, a "Global Security") deposited with or on behalf of a depositary (the "Depositary") which unless specified otherwise on the applicable Pricing Supplement, will be The Depository Trust Company ("DTC"), and registered in the name of a nominee of the Depositary (a "Book-Entry Note") or (ii) a certificate in definitive form (a "Certificated Note"), in each case as specified in the applicable Pricing Supplement. See "Description of Debt Securities--Book-Entry System" in the Prospectus. Certificated Notes will not be exchangeable for Book-Entry Notes and, except under the circumstances described in the Prospectus under the caption "Description of Debt Securities--Book-Entry System," Book-Entry Notes will not be exchangeable for Certificated Notes and will not otherwise be issuable as Certificated Notes.

     DTC has advised the Company that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Principal of, premium, if any, and interest, if any, on any Notes payable in U.S. dollars will be payable in the manner described herein, the transfer of the Notes will be registrable, and Notes will be exchangeable for Notes bearing identical terms and provisions at the office of The Chase Manhattan Bank, the Company's paying agent (the "Paying Agent," which term includes any successor paying agent appointed by the Company) and registrar for the Notes (the "Registrar," which term includes any successor registrar), currently located at 450 West 33rd Street, New York 10001, or such other person or persons as may be specified on the applicable Pricing Supplement; provided, that payment of interest, other than interest at maturity or upon redemption or repayment, may be made by check mailed to the address of the person entitled thereto as it appears on the security register at the close of business on the Regular Record Date (as defined herein) corresponding to the relevant Interest Payment Date (as defined herein); provided, further, that Book-Entry Notes will be exchangeable only in the manner and to the extent set forth under "Description of Debt Securities--Book-Entry System" in the accompanying Prospectus. Notwithstanding the foregoing, (i) a depositary, as holder of Book-Entry Notes, shall be entitled to receive payments of interest by wire transfer of immediately available funds and (ii) a holder of $5,000,000 (or, if the Notes are denominated in a Specified Currency other than U.S. dollars, the equivalent thereof in such Specified Currency) or more in aggregate principal amount of Certificated Notes having identical terms and provisions shall be entitled to receive payments of interest, other than interest due at maturity or upon redemption or repayment, if any, by wire transfer of immediately available funds into an account maintained by the holder in the United States, if appropriate wire transfer instructions have been received by the Paying Agent not less than ten days prior to the applicable Interest Payment Date. Certain additional payment provisions with respect to Foreign Currency Notes are described under "Special Provisions Relating to Foreign Currency Notes" below.

     The principal and interest payable in U.S. dollars on a Note at maturity or upon redemption or repayment will be paid by wire transfer of immediately available funds against presentation of the Note at the office of the Paying Agent, except as provided below under "--Repayment at the Noteholders' Option; Repurchase" and unless otherwise provided in the applicable Pricing Supplement.



INTEREST AND INTEREST RATES


 GENERAL

     Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest at either (a) a fixed rate or (b) a floating rate determined by reference to an Interest Rate Basis, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below). Any Floating Rate Note may also have either or both of the following: (i) a maximum interest rate limitation, or ceiling, on the rate at which interest may accrue during any interest period; and (ii) a minimum interest rate limitation, or floor, on the rate at which interest may accrue during any interest period. The applicable Pricing Supplement will designate (a) a fixed rate per annum, in which case such Notes will be Fixed Rate Notes; or (b) one or more of the following Interest Rate Bases as applicable to such Notes, in which case such Notes will be Floating Rate Notes: (i) the CD Rate, in which case such Notes will be "--CD Rate Notes;" (ii) the Commercial Paper Rate, in which case such Notes will be "Commercial Paper Rate Notes;" (iii) the Federal Funds Rate, in which case such Notes will be "Federal Funds Rate Notes;" (iv) LIBOR, in which case such Notes will be "LIBOR Notes;" (v) the Prime Rate, in which case such Notes will be "Prime Rate Notes;" (vi) the Treasury Rate, in which case such Notes will be "Treasury Rate Notes;" or (vii) such other interest rate basis or formula as is set forth in such Pricing Supplement.

     Interest payments on the Notes will accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Original Issue Date to but excluding the related Interest Payment Date, the Maturity Date or any date of redemption, as the case may be. Each Note will bear interest at the annual rate or at a rate determined pursuant to an interest rate formula, stated therein, until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest will be calculated by reference to each period (an "Interest Accrual Period") beginning on the Original Issue Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date, Maturity Date or any date of redemption of a Note. Interest will be payable on each Interest Payment Date and at maturity or on redemption, if any.

     Interest will be payable to the person in whose name a Note is registered at the close of business on the Regular Record Date next preceding the related Interest Payment date; provided, however, that (i) if the Company fails to pay such interest on such Interest Payment Date, such defaulted interest will be paid to the person in whose name such Note is registered at the close of business on the record date to be established for the payment of defaulted interest and (ii) interest payable at maturity, redemption or repayment will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered owner on such next succeeding Regular Record Date. Interest rates and interest rate formulae are subject to change by the Company from time to time but no such change will affect any Note theretofore issued or which the Company has agreed to issue. Unless otherwise indicated in the applicable Pricing Supplement, the Interest Payment Dates and the Regular Record Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes." The Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement and in such Note, and, unless otherwise specified in the applicable Pricing Supplement, each Regular Record Date for a Floating Rate Note will be the fifteenth calendar day (whether or not a Business Day) next preceding each Interest Payment Date (a "Regular Record Date").


 FIXED RATE NOTES

     Each Fixed Rate Note will bear interest at the annual rate specified therein and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates for the Fixed Rate Notes will be on June 15 and December 15 of each year and the Regular Record Dates will be the fifteenth calendar day (whether or not a Business Day) next preceding each Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. In the event that any Interest Payment Date or Maturity Date for any Fixed Rate Note is not a Business Day, payment of interest, premium, if any, or principal otherwise payable on such Fixed Rate Note will be made on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date or Maturity Date to such next succeeding Business Day.


 FLOATING RATE NOTES

     Unless otherwise specified in an applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Each applicable Pricing Supplement will specify certain terms with respect to which such Floating Rate
Note is being delivered, including: whether such Floating Rate Note is a Regular Floating Rate Note, an Inverse Floating Rate Note or a Floating Rate/Fixed Rate Note; the Interest Rate Basis or Bases, Initial Interest Rate, Interest Reset Dates, Interest Reset Period, Regular Record Dates, Interest Payment Dates, Index Maturity, maximum interest rate and minimum interest rate, if any, and the Spread and/or Spread Multiplier, if any, and if one or more of the specified Interest Rate Bases is LIBOR, the Index Currency, if any, as described below.

     The interest rate borne by the Floating Rate Notes will be determined as follows:

     (a) Unless such Floating Rate Note is designated as a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note, such Floating Rate Note will be designated a "Regular Floating Rate Note" and, except as described below or in an applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Unless otherwise specified in the applicable Pricing Supplement, commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

     (b) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will initially bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases
   (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any.

   Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (x) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate; and (y) the interest rate in effect commencing on, and including, the Fixed Rate Commencement Date (as defined in the applicable Pricing Supplement) to the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified and the Floating Rate/Fixed Rate Note is still outstanding on such day, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

     (c) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest equal to the Fixed Interest Rate specified in the related Pricing Supplement minus the rate determined by reference to the Interest Rate Basis or Bases (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any; provided, however, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note is payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

     Notwithstanding the foregoing, if such Floating Rate Note is designated as having an Addendum attached as specified on the face thereof, such Floating Rate Note shall bear interest in accordance with the terms described in such Addendum and the applicable Pricing Supplement. See "--Other Provisions, Addenda" below.

     Unless otherwise provided in the applicable Pricing Supplement, each Interest Rate Basis shall be the rate determined in accordance with the applicable provisions below. Except as set forth above or in a Pricing Supplement, the interest rate in effect on any Interest Reset Date will be the applicable rate as reset on such date. The interest rate applicable to any other day is the interest rate from the immediately preceding Interest Reset Date (or, if none, the Initial Interest Date).

     Interest on Floating Rate Notes will be determined by reference to an "Interest Rate Basis," which may be one or more of (i) the CD Rate, (ii) the Commercial Paper Rate, (iii) the Federal Funds Rate, (iv) LIBOR, (v) the Prime Rate, (vi) the Treasury Rate, or (vii) such other Interest Rate Basis or interest rate formula as may be set in the applicable Pricing Supplement; provided, however, that with respect to a Floating Rate/Fixed Rate Note, the interest rate commencing on the Fixed Rate Commencement Date and continuing, unless otherwise specified in the applicable Pricing Supplement, until the Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date. In addition, if so specified in the applicable Pricing Supplement, a Floating Rate Note may bear interest calculated based upon two or more Interest Rate Bases.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but no such change will affect any Floating Rate Note previously issued or as to which an offer has been accepted by the Company.

     Each applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or such other specified period (each, an "Interest Reset Period") and the dates on which such interest rate will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest

Reset Date will be, in the case of Floating Rate Notes which reset: (i) daily, each Business Day; (ii) weekly, a Business Day that occurs in each week as specified in the applicable Pricing Supplement (with the exception of weekly reset Treasury Rate Notes, which will reset the Tuesday of each week except as specified below); (iii) monthly, a Business Day that occurs in each month as specified in the applicable Pricing Supplement; (iv) quarterly, a Business Day that occurs in each third month as specified in the applicable Pricing Supplement; (v) semiannually, a Business Day that occurs in each of two months of each year as specified in the applicable Pricing Supplement; and (vi) annually, a Business Day that occurs in one month of each year as specified in the applicable Pricing Supplement; provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the fixed rate of interest in effect for the period from the Fixed Rate Commencement Date until the Maturity Date shall be specified in the applicable Pricing Supplement as either the Fixed Interest Rate or the interest rate in effect on the day immediately preceding the Fixed Rate Commencement Date, or if no such Fixed Interest Rate is so specified, the interest rate in effect thereon on the date immediately preceding the Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis, in which case if such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day. As used herein, "Business Day" means, unless otherwise specified in the applicable Pricing Supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York and any other place of payment with respect to the applicable Notes and (i) with respect to LIBOR Notes, such day is also a day on which dealings in U.S. dollars are transacted in the London Interbank Market (a "London Business Day"), (ii) with respect to Notes denominated in a Specified Currency other than U.S. dollars or ECUs, such day is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in the principal financial center of the country of the Specified Currency, or (iii) with respect to Notes denominated in ECUs, a day that is a non-ECU clearing day as determined by the ECU Banking Association in Paris.

     A Floating Rate Note may also have either or both of the following: (i) a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period and (ii) a minimum numerical limitation, or floor, on the rate at which interest may accrue during any interest period. In addition to any maximum interest rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     Except as provided below or in an applicable Pricing Supplement, interest will be payable in the case of Floating Rate Notes which reset: (i) daily, weekly or monthly, on a Business Day that occurs in each week or each month as applicable, as specified in the applicable Pricing Supplement, (ii) quarterly, on a Business Day that occurs in each third month, as specified in the applicable Pricing Supplement, (iii) semi-annually, on a Business Day that occurs in each of two months of each year as specified in the applicable Pricing Supplement and (iv) annually, on a Business Day that occurs in one month of each year, as specified in the applicable Pricing Supplement (each, an "Interest Payment Date") and, in each case, on the Maturity Date. If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day and no interest shall accrue for the period from and after such Interest Payment Date, except that if such Note is a LIBOR Note and if such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest, if any, will be made on the next succeeding Business Day, and no interest shall accrue for the period from and after such Maturity Date.

     All percentages resulting from any calculation on Floating Rate Notes will be to the nearest one hundred-thousandth of a percentage point, with five one millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from and including the later of (i) the date of issue and (ii) the last day to which interest has been paid or duly provided for to and including the last date for which accrued interest is being calculated as described in the immediately preceding paragraph. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Notes for which the Interest Rate Basis is the Treasury Rate. The accrued interest factor for Notes for which the interest rate may be calculated with reference to two or more Interest Rate Bases will be calculated in each period by selecting one such Interest Rate Basis for such period in accordance with the provisions of the applicable Pricing Supplement.

     The interest rate applicable to each Interest Reset Period commencing on the Interest Reset Date with respect to such Interest Reset Period will be the rate determined as of the "Interest Determination Date." Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date with respect to the CD Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day preceding each Interest Reset Date for the related Note; and the Interest Determination Date with respect to LIBOR will be the second London Business Day preceding each Interest Reset Date. With respect to the Treasury Rate, unless otherwise specified in an applicable Pricing Supplement, the Interest Determination Date will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday on the week preceding the related Interest Reset Date, the related Interest Determination Date will be such preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date then the related Interest Reset Date will instead be the first Business Day following such auction. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to a Floating Rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days prior to each Interest Reset Date for such Floating Rate Note. Each Interest Rate Basis will be determined and compared on such date, and the applicable interest rate will take effect on the related Interest Reset Date, as specified in the applicable Pricing Supplement.

     Unless otherwise provided for in the applicable Pricing Supplement, The Chase Manhattan Bank will be the Calculation Agent (the "Calculation Agent," which term includes any successor calculation agent appointed by the Company), and for each Interest Reset Date will determine the interest rate with respect to any Floating Rate Note as described below. The Calculation Agent will notify the Company, the Paying Agent and the Trustee of each determination of the interest rate applicable to any such Floating Rate Note promptly after such determination is made. The Trustee will, upon the request of the holder of any Floating Rate Note, provide the interest rate then in effect and, if determined, the interest rate which will become effective as a result of a determination made with respect to the most recent Interest Determination Date relating to such Note. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date," where applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, the Interest Rate Basis with respect to Floating Rate Notes will be determined by the Calculation Agent as follows:

     CD Rate Notes. CD Rate Notes will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any) specified in the CD Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a CD Rate Note, the rate on such date for negotiable certificates of deposit having the Index Maturity designated in the applicable Pricing Supplement as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication ("H.15(519)") under the heading "CDs (Secondary Market)," or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate will be the rate on such Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the applicable Pricing Supplement as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 p.m. Quotations for U.S. Government Securities" or any successor publication (the "Composite Quotations") under the heading "Certificates of Deposit." If such rate is not yet published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate on such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such Interest Determination Date, for negotiable certificates of deposit of major United States money market banks with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time as quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the CD Rate with respect to such Interest Determination Date shall be the same as the CD Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest shall be the Initial Interest Rate).

     Commercial Paper Rate Notes. Commercial Paper Rate Notes will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Commercial Paper Note, the Money Market Yield (as defined below) of the rate on that date for commercial paper having the Index Maturity designated in the applicable Pricing Supplement, as such rate shall be published in H.15(519), under the heading "Commercial Paper--Nonfinancial." In the event that such rate is not published prior to 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the specified Index Maturity as published in Composite Quotations under the heading "Commercial Paper" (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively). If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet available in either H.15(519) or Composite Quotations, then the Commercial Paper Rate on such Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield corresponding to the arithmetic mean of the offered rates as of approximately 11:00 a.m., New York City time, on such Interest Determination Date for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, or as otherwise specified in the applicable Pricing Supplement, from a nationally recognized statistical rating organization as quoted by three leading dealers of commercial paper in The City of New York selected by the Calculation Agent; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as set forth above, the Commercial Paper Rate with respect to such Interest Determination Date shall be the same as the Commercial Paper Rate for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest shall be the Initial Interest Rate).

     "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

       Money Market Yield =    D x 360
                             -----------  x 100
                            360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period for which interest is being calculated.

     Federal Funds Rate Notes. Federal Funds Rate Notes will bear interest at the interest rate (calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any) specified in the Federal Funds Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Federal Funds Rate Note, the rate on such date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If such rate is not published in either H.15(519) or the Composite Quotations by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Federal Funds Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar Federal Funds as of 9:00 a.m., New York City time, on such Interest Determination Date arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the Federal Funds Rate with respect to such Interest Determination Date shall be the same as the Federal Funds Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest shall be the Initial Interest Rate).

     LIBOR Notes. LIBOR Notes will bear interest at the interest rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" for each Interest Reset Date will be determined by the Calculation Agent as follows:

     (i) With respect to an Interest Determination Date relating to a LIBOR Note, LIBOR will be either: (A) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if such Pricing Supplement does not specify a source for LIBOR, the rate for deposits in the London interbank market in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date that appears on the Designated LIBOR Page (as defined below) as of 11:00 a.m., London time, on such Interest Determination Date, or (B) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the London interbank market in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement and commencing on the second London Business day immediately following such Interest Determination Date that appear on the Designated LIBOR Page as of 11:00 a.m., London time, on such Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page. If no rate appears on the Designated LIBOR Page (or, in the case of clause (i)(B) above, if the Designated LIBOR Page by its terms provides for more than a single rate but fewer than two offered rates appear on such Page), LIBOR in respect of such Interest Determination Date will be determined as if the parties had specified the rate described in clause (ii) below.

     (ii) With respect to an Interest Determination Date relating to a LIBOR Note to which the last sentence of clause (i) above applies, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date to prime banks in the London interbank market at approximately 11:00 a.m., London time on such Interest Determination Date and in a principal amount that is representative for a single transaction in such

   Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Pricing Supplement), in the applicable Principal Financial Center (as defined below), on such Interest Determination Date for loans made in the Index Currency to leading European banks having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Business Day immediately following such Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time by three major banks in such Principal Financial Center selected by the Calculation Agent; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR with respect to such Interest Determination Date will be the same as LIBOR in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest shall be the Initial Interest Rate).

     "Index Currency" means the currency (including currency units and composite currencies) specified in the applicable Pricing Supplement as the currency with respect to which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be U.S. dollars.

     "Designated LIBOR Page" means the display on Page 3750 (or such other page as is specified in the applicable Pricing Supplement) of the Dow Jones Telerate Service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency (or such other page as may replace that page on that service for the purpose of displaying such rates), unless "LIBOR Reuters" is designated in the applicable Pricing Supplement, in which case the Designated LIBOR Page shall be the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank offered rates of major banks for the applicable Index Currency.

     Unless provided otherwise in the applicable Pricing Supplement, "Principal Financial Center" will be the capital city of the country of the specified Index Currency, except that with respect to U.S. dollars and ECUs, the Principal Financial Center shall be The City of New York and Brussels, respectively.

     Prime Rate Notes. Prime Rate Notes will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified in the Prime Rate Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan." If such rate is not yet published by 9:00 a.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Prime Rate for such Interest Determination Date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the Reuters Screen NYMF Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Interest Determination Date as quoted on the Reuters Screen NYMF Page on such Interest Determination Date, or, if fewer than four such rates appear on the Reuters Screen NYMF Page for such Interest Determination Date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested. If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent to quote such rate or rates. "Reuters Screen NYMF Page" means the display designated as Page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF Page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     Treasury Rate Notes. Treasury Rate Notes will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified in the Treasury Rate Notes and in the applicable Pricing Supplement.


     Unless otherwise specified in the applicable Pricing Supplement, the "Treasury Rate" means, with respect to any Interest Determination Date relating to a Treasury Rate Note, the rate applicable to the most recent auction of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable Pricing Supplement, as published in H.15(519) under the heading "Treasury Bills--auction average (investment)" or, if not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate on such Interest Determination Date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such Calculation Date or if no such auction is held in a particular week, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) calculated using the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers (which may include one or more of the Agents) selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate with respect to such Interest Determination Date will be the same as the Treasury Rate in effect for the immediately preceding Interest Reset Period (or, if there was no such Interest Reset Period, the rate of interest shall be the Initial Interest Rate).



INDEXED NOTES


     Notes also may be issued with the principal amount payable at maturity or interest to be paid thereon, or both, to be determined with reference to the price or prices of specified commodities or stocks, the exchange rate of the Specified Currency relative to one or more other currencies, currency units or composite currencies specified in the Prospectus Supplement, or such other price or exchange rate as may be specified in such Note ("Indexed Notes"), as set forth in a Pricing Supplement relating to such Indexed Notes. In certain cases, holders of such Indexed Notes may receive a principal amount on the Maturity Date that is greater than or less than the face amount of the Indexed Notes, or an interest rate that is greater than or less than the stated interest rate on the Indexed Notes, or both, depending upon the structure of the Indexed Note and the relative value on the Maturity Date or at the relevant Interest Payment Date, as the case may be, of the specified indexed item. Information as to the method for determining the principal amount payable on the Maturity Date, the manner of determining the interest rate, certain historical information with respect to the specified indexed item and tax considerations associated with an investment in Indexed Notes will be set forth in the applicable Pricing Supplement.


     An investment in Indexed Notes entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. If the interest rate of an Indexed Note is indexed, it may result in an interest rate that is less than that payable on a conventional fixed-rate debt security issued by the Company at the same time, including the possibility that no interest will be paid, and, if the principal amount of an Indexed Note is indexed, the principal amount payable at maturity may be less than the original purchase price of such Indexed Note, including the possibility that no principal will be paid (but in no event shall the amount of interest or principal paid with respect to an Indexed Note be less than zero). Additionally, if the formula used to determine the principal amount or interest payable with respect to such Indexed Notes contains a multiple or leverage factor, the effect of any change in the applicable currency, commodity or interest rate index may be increased. See "Foreign Currency Risks."

DUAL CURRENCY NOTES

     Dual Currency Notes are Notes as to which the Company has a one time option, exercisable on a specified date (the "Option Election Date") in whole, but not in part, with respect to all Dual Currency Notes issued on the same day and having the same terms, of making all payments of principal, premium, if any, and interest after the exercise of such option, whether at maturity or otherwise (which payments would otherwise be made in the face amount currency of such Notes specified in the applicable Pricing Supplement), in the optional payment currency specified in the applicable Pricing Supplement ("Dual Currency Notes"). The terms of the Dual Currency Notes together with information as to the relative value of the face amount currency compared to the optional payment currency and as to tax considerations associated with an investment in Dual Currency Notes will also be set forth in the applicable Pricing Supplement.

     If the Company elects on any Option Election Date specified in the applicable Pricing Supplement to pay in the optional payment currency instead of the face amount currency, payments of interest, premium, if any, and principal made after such Option Election Date may be worth less, at the then-current exchange rate, than if the Company had made such payment in the face amount currency. See "Foreign Currency Risks."


RENEWABLE NOTES

     The Company may also issue from time to time variable rate renewable Notes ("Renewable Notes") which will mature on an Interest Payment Date specified in the applicable Prospectus Supplement unless the maturity of all or a portion of the principal amount thereof is extended in accordance with the procedures set forth in the applicable Pricing Supplement.


EXTENSION OF MATURITY

     The Pricing Supplement relating to each Fixed Rate Note (other than an Amortizing Note) will indicate whether the Company has the option to extend the maturity of such Fixed Rate Note for one or more periods of one or more whole years up to but not beyond the final Maturity Date set forth in such Pricing Supplement. If the Company has such option with respect to any such Fixed Rate Note, the procedures will be as set forth in the applicable Pricing Supplement.



AMORTIZING NOTES

     Amortizing Notes are Notes for which payments combining principal and interest are made in installments over the life of the Note ("Amortizing Notes"). Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable Pricing Supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable Pricing Supplement and set forth on such Notes.


ORIGINAL ISSUE DISCOUNT NOTES

     The Company may offer Notes ("Original Issue Discount Notes") from time to time at an issue price (as specified in the applicable Pricing Supplement) that is less than 100% of the principal amount thereof (i.e., par). Original Issue Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of an Original Discount Note and par is referred to herein as the "Discount." In the event of redemption, acceleration or acceleration of maturity of an Original Issue Discount Note, the amount payable to the holder of such Original Issue Discount Note will be equal to the sum of (i) the issue price (increased by any accruals of Discount) and, in the event of any redemption by the Company of such Original Issue Discount Note (if applicable), multiplied by the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest on such Original Issue Discount Note accrued from the date of issue to the date of such redemption, repayment or acceleration of maturity.

     Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for an Original Issue Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Original Issue Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Original Issue Discount Note and an assumption that the maturity of such Original Issue Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for an Original Issue Discount Note (the "Initial Period") is shorter than the compounding period for such Original Issue Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the "Code").

     Certain Original Issue Discount Notes may not be treated as having original issue discount for federal income tax purposes, and Notes other than Original Issue Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "Certain United States Federal Income Tax Considerations."


OPTIONAL REDEMPTION BY THE COMPANY

     Unless otherwise provided in the applicable Pricing Supplement, the Notes cannot be redeemed prior to maturity by the Company and will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the maturity date thereof only if an "Initial Redemption Date" is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at the option of the Company on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum denomination), at the applicable Redemption Price (as defined herein), together with unpaid interest accrued to the date of redemption, on notice given not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price" means, with respect to any Note, an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction specified therein, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline on each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. The Redemption Price of Original Issue Discount Notes is described below under "--Original Issue Discount Notes."

     Foreign Currency Notes may be subject to different restrictions on redemption. See "Special Provisions Relating to Foreign Currency Notes--Minimum Denominations, Restrictions on Maturities, Repayment and Redemption."


REPAYMENT AT THE NOTEHOLDERS' OPTION; REPURCHASE

     The Notes will be repayable by the Company at the option of the holders thereof prior to maturity only if one or more "Optional Repayment Dates" is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the holders thereof on any Optional Repayment Date in whole or in part from time to time in increments of $1,000 or such other minimum denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other minimum denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment. For any Note to be repaid, such Note must be received, together with the form thereon entitled "Option to Elect Repayment" duly completed, by the Trustee at its corporate trust office (or such other address specified on the applicable Pricing Supplement or of which the Company shall from time to time notify the holders of Notes) not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the holder will be irrevocable. The repayment price of Original Issue Discount Notes is described below under "--Original Issue Discount Notes." Notwithstanding the foregoing, the Company will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation of the Company to purchase Notes at the option of the holders thereof as described herein.


     Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, beneficial owners of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must direct the participant of the Depositary through which they own their interest (each, a "Participant") to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as aforesaid. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable beneficial owner must so direct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, such beneficial owners should consult the Participants through which they own their interest for the respective deadlines for such Participants. All instructions given to Participants from beneficial owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each such beneficial owner shall cause the Participant through which it owns its interest to transfer such beneficial owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "Description of Debt Securities--Book-Entry System" in the accompanying Prospectus.


     Foreign Currency Notes may be subject to different restrictions on repayment. See "Special Provisions Relating to Foreign Currency Notes--Minimum Denominations, Restrictions on Maturities, Repayment and Redemption."


     The Company may at any time purchase Notes at any price in the open market or otherwise. Notes purchased by the Company may, at its discretion, be held, resold or surrendered to the Registrar for cancellation.


OTHER PROVISIONS, ADDENDA


     Any provisions with respect to Notes, including the determination of an Interest Rate Basis, the specification of Interest Rates Basis, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto may be modified by the terms specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face thereof and in the applicable Pricing Supplement.


GOVERNING LAW


     The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES


GENERAL

     Unless otherwise specified in the applicable Pricing Supplement, the following provisions shall apply to Foreign Currency Notes which are in addition to, and to the extent inconsistent therewith replace, the description of general terms and provisions of the Notes set forth herein and in the Prospectus. Notes denominated or payable in foreign currency units, including ECU, are Foreign Currency Notes.

     The ECU in which the Notes may be denominated or may be payable is the same as the ECU that is from time to time used as the unit of account of the European Community (the "EC"). Changes to the ECU may be made by the EC, in which event the ECU will change accordingly.

     Foreign Currency Notes may be issued as either Certificated Notes or Book-Entry Notes. Unless otherwise indicated in the applicable Pricing Supplement, payment of the purchase price of Foreign Currency Notes will be made in immediately available funds in the Specified Currency, as described below.


PAYMENT CURRENCY

     Unless otherwise indicated in the applicable Pricing Supplement, purchasers are required to pay for Foreign Currency Notes in the Specified Currency. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies. Therefore, unless otherwise indicated in the applicable Pricing Supplement, the exchange rate agent appointed by the Company and identified in the applicable Pricing Supplement (the "Exchange Rate Agent," which term includes any successor exchange rate agent appointed by the Company) will arrange for the conversion of U.S. dollars into a Specified Currency on behalf of any purchaser of a Foreign Currency Note to enable a prospective purchaser to deliver the Specified Currency in payment for such Foreign Currency Note. The Exchange Rate Agent must receive a request for any such conversion on or prior to the third Business Day preceding the date of delivery of the Foreign Currency Note. All costs of such exchange will be borne by such purchaser.

     Unless otherwise specified on the applicable Pricing Supplement or unless the holder of such Foreign Currency Note elects to receive payments in the Specified Currency, payments made by the Company of principal of, premium, if any, and interest, if any, on a Foreign Currency Note will be made in U.S. dollars. Such U.S. dollar amount to be received by a holder will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of such Specified Currency for U.S. dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to the holders of Notes scheduled to receive U.S. dollar payment and at which the applicable dealer commits to execute a contract. If such bid quotations are not available, payments to holders will be made in the Specified Currency.

     Unless otherwise specified in the applicable Pricing Supplement, a holder of a Foreign Currency Note may elect to receive payment in such Specified Currency for all such payments and need not file a separate election for each such payment, and such election shall remain in effect until revoked by written notice to the Paying Agent at its corporate trust office in The City of New York received on a date prior to the Record Date for the relevant Interest Payment Date or at least 10 calendar days prior to the Maturity Date (or any Redemption Date or Repayment Date), as the case may be; provided, that such election is irrevocable as to the next succeeding payment to which it relates; if such election is made as to full payment on this Note, such election may thereafter be revoked so long as the Paying Agent is notified of the revocation within the time period set forth above.

     Banks in the United States offer non-U.S. dollar denominated checking or savings account facilities in the United States only on a limited basis. Accordingly, unless otherwise indicated in the applicable Pricing Supplement, payments of principal of, premium, if any, and interest, if any, on, Foreign Currency

Notes to be made in a Specified Currency other than U.S. dollars will be made to an account at a bank outside the United States, unless alternative arrangements are made.

     If a Specified Currency (other than the U.S. dollar) in which this Note is denominated or payable: (i) ceases to be recognized by the government of the country which issued such currency or for the settlement of transactions by public institutions of or within the international banking community, (ii) is a currency unit and such currency unit ceases to be used for the purposes for which it was established, or (iii) is not available to the Company for making payments thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, in each such case as determined in good faith by the Company, then with respect to each date for the payment of principal of and interest, if any, on this Note denominated or payable in such Specified Currency occurring after the last date on which such Specified Currency was so used (the "Conversion Date"), the U.S. dollar or such Foreign Currency or currency unit as may be specified by the Company (the "Substitute Currency") shall become the currency of payment for use on each such payment date (but such Specified Currency shall, at the Company's election, resume being the currency of payment on the first such payment date preceded by 15 Business Days during which the circumstances which gave rise to the change of currency no longer prevail, in each case as determined in good faith by the Company). The Substitute Currency amount to be paid by the Company to the Trustee and by the Trustee or any Paying Agent to the Holder of this Note with respect to such payment date shall be the Currency Equivalent or Currency Unit Equivalent (each as defined below) of the Specified Currency as determined by the Exchange Rate Agent (which determination shall be delivered in writing to the Trustee not later than the fifth Business Day prior to the applicable payment date) as of the Conversion Date or, if later, the date most recently preceding the payment date in question on which such determination is possible of performance, but not more than 15 days before such payment date (such Conversion Date or date preceding a payment date as aforesaid being called the "Valuation Date"). Any payment in a Substitute Currency under the circumstances described above will not constitute an Event of Default.

     The "Currency Equivalent" shall be determined by the Exchange Rate Agent as of each Valuation Date and shall be obtained by converting the Specified Currency (unless such Specified Currency is a currency unit) into the Substitute Currency at the Market Exchange Rate (as defined below) on the Valuation Date.

     The "Currency Unit Equivalent" shall be determined by the Exchange Rate Agent as of each Valuation Date and shall be the sum obtained by adding together the results obtained by converting the Specified Amount of each initial Component Currency into the Substitute Currency at the Market Exchange Rate on the Valuation Date for such Component Currency.

     As used herein:

     (a) "Business Day" means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York and (i) with respect to Notes denominated in a Specified Currency other than U.S. dollars or ECU, such day that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in the principal financial center of the country of the Specified Currency, or (ii) with respect to Notes denominated in ECU, a day that is a non-ECU clearing day as determined by the ECU Banking Association in Paris;

     (b) "Component Currency" means any currency which, on the Conversion Date, was a component currency of the relevant currency unit, including without limitation ECU;

     (c) "Market Exchange Rate" means, as of any date, for any currency or currency unit the noon U.S. dollar buying rate for that currency or currency unit, as the case may be, for cable transfers quoted in New York City on such date as certified for customs purposes by the Federal Reserve Bank of New York. If such rates are not available for any reason with respect to one or more currencies or currency units for which an Exchange Rate is required, the Exchange Rate Agent will use, in its sole discretion and without liability on its part, such quotation of the Federal Reserve Bank of New York as of the most recent available date, or quotations from one or more major banks in New York

   City or in the country of issue of the currency or currency unit in question, or such other quotations as the Exchange Rate Agent shall deem appropriate. Unless otherwise specified by the Exchange Rate Agent if there is more than one market for dealing in any currency or currency unit by reason of foreign exchange regulations or otherwise, the market to be used in respect of such currency or currency unit will be that upon which a nonresident issuer of securities designated in such currency or currency unit would, as determined in its sole discretion and without liability on the part of the Exchange Rate Agent, purchase such currency or currency unit in order to make payments in respect of such securities; and


     (d) "Specified Amount" of a Component Currency means the number of units (including decimals) which such Component Currency represented in the relevant currency unit, on the Conversion Date or, if ECU and such currency unit is being used for settlement of transactions by public institutions of or within the European Communities or was so used after the Conversion Date, the Valuation Date or the last date the currency unit was so used, whichever is later. If after such date the official unit of any Component Currency is altered by way of combination or subdivision, the Specified Amount of such Component Currency shall be divided or multiplied in the same proportion. If after such date two or more Component Currencies are consolidated into a single currency, the respective Specified Amounts of such Component Currencies shall be replaced by an amount in such single currency equal to the sum of the respective Specified Amounts of such consolidated Component Currencies expressed in such single currency, and such amount shall thereafter be a Specified Amount and such single currency shall thereafter be a Component Currency. If after such date any Component Currency shall be divided into two or more currencies, the Specified Amount of such Component Currency shall be replaced by specified amounts of such two or more currencies, the sum of which, at the Market Exchange Rate of such two or more currencies on the date of such replacement, shall be equal to the Specified Amount of such former Component Currency and such amounts shall thereafter be Specified Amounts an such currencies shall thereafter be Component Currencies.


     All determinations referred to above made by the Company or its agents shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on holders of Notes.


     Specific information about the currency, currency unit or composite currency in which a particular Foreign Currency Note is denominated, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable Pricing Supplement. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.



MINIMUM DENOMINATIONS, RESTRICTIONS ON MATURITIES, REPAYMENT AND REDEMPTION


     Notes denominated in Specified Currencies other than U.S. dollars will have such minimum denominations and be subject to such restrictions on maturities, repayment and redemption as are set forth in the applicable Pricing Supplement. Any other restrictions applicable to Notes denominated in Specified Currencies other than U.S. dollars, including restrictions related to the distribution of such Notes, will be set forth in the related Pricing Supplement.

                            FOREIGN CURRENCY RISKS

     THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND ANY PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN FOREIGN CURRENCY NOTES OR INDEXED NOTES THE PAYMENT OF WHICH IS TO BE MADE IN OR RELATED TO THE VALUE OF A FOREIGN CURRENCY OR A COMPOSITE CURRENCY AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN SUCH NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY, COMPOSITE CURRENCY OR INDEXED TRANSACTIONS.

     The information set forth in this Prospectus Supplement with respect to foreign currency risks is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers of Foreign Currency Notes who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, premium, if any, and interest on, the Notes. Such persons should consult their own counsel with regard to such matters.


EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Notes that are denominated in, or the payment of which is to be or may be made in, or related to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Such risks include the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) after the issuance of such Note and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. Such risks generally depend on economic and political events over which the Company has no control. In recent years, rates of exchange between U.S. dollars and certain foreign currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of any Note. Depreciation of the Specified Currency of a Foreign Currency Note against the U.S. dollar would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the investor on a U.S. dollar basis. In addition, depending on a specific term of a currency-linked Indexed Note, changes in exchange rates relating to any of the currencies involved may result in a decrease in the effective yield of such currency-linked Indexed Note and, in certain circumstances, could result in a loss of all or a substantial portion of the principal of a currency-linked Indexed Note to the investor.

     Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. Governments in fact use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing Foreign Currency Notes or currency-linked Indexed Notes is that their U.S. dollar-equivalent yields could be affected by governmental actions, which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces, and the movement of currencies across borders. There will be no adjustment or change in the terms of such Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting the U.S. dollar or any applicable Specified Currency.

     Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at the time of payment of principal of, and premium, if any, or interest, if any, on a Note. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular Note not denominated in U.S. dollars would not be available at such Note's maturity. In that event, the Company would make required payments in U.S. dollars on the basis of the market exchange rate on the date of such payment, or if such rate of exchange is not then available, on the basis of the market exchange rate as of the most recent practicable date. See "Special Provisions Relating to Foreign Currency Notes--Payment Currency."


FOREIGN CURRENCY JUDGMENTS


     The Indenture and Notes will be governed by and construed in accordance with the laws of the State of New York. If an action based on Foreign Currency Notes were commenced in a New York court, such court would render or enter a judgment or decree in the Specified Currency. Such judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. In the event an action based on Foreign Currency Notes were commenced in a court in the United States outside New York, it is likely that the judgment currency would be U.S. dollars, but the method of determining the applicable exchange rate may differ.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     In the opinion of Wilmer, Cutler & Pickering, special tax counsel to the Company, the following summary accurately describes the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes to initial holders purchasing Notes at the "issue price" (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. Wilmer, Cutler & Pickering undertakes no obligation to supplement this opinion to reflect any changes in laws that may occur after the date hereof.

     This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, persons holding Notes as part of a straddle or hedging transaction, or United States Holders whose functional currency (as defined in Code Section 985) is not the U.S. dollar. Finally, this summary does not discuss Original Issue Discount Notes (as defined below for the purposes of this summary) which qualify as "applicable high-yield discount obligations" under Section 163(i) of the Code. Holders of Original Issue Discount Notes which are "applicable high-yield discount obligations" may be subject to special rules. Persons considering the purchase of Notes should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     As used in this summary, the term "U.S. Holder" means the beneficial owner of a Note that is: (i) for United States federal income tax purposes a citizen or resident of the United States (including certain former citizens and former long-term residents), (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust with respect to the administration of which a court within the United States is able to exercise primary supervision and one or more United States persons have the authority to control all substantial decisions of the trust.

     As used in this summary, the term "Non-U.S. Holder" means an owner of a Note that is, for United States federal income tax purposes: (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a foreign estate, (iv) a foreign trust or (v) a foreign partnership, one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

     As used in this summary under "Certain United States Federal Income Tax Considerations," the term "Original Issue Discount Note" has the meaning described under "--Original Issue Discount Notes" below. Certain Notes that constitute "Original Issue Discount Notes" for purposes of other portions of this Prospectus Supplement may not be treated as Original Issue Discount Notes for purposes of this summary, and Notes other than those constituting "Original Issue Discount Notes" for purposes of other portions of this Prospectus Supplement may be treated as Original Issue Discount Notes for purposes of this summary. See "Description of Notes--Original Issue Discount Notes" above.


TAX CONSEQUENCES TO UNITED STATES HOLDERS


 PAYMENTS OF INTEREST

     Interest paid or accrued on Notes will be taxable to U.S. Holders as ordinary interest income. Interest will be included in U.S. Holders' income at the time such payments are accrued or are received in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes, unless the Notes are classified as Original Issue Discount Notes. The time at which interest paid or accrued with respect to Original Issue Discount Notes is included in a U.S. Holder's income is described below.

 ORIGINAL ISSUE DISCOUNT NOTES

     A Note that is issued for an issue price that is less than its stated redemption price at maturity will generally be considered to have been issued at an original issue discount for United States federal income tax purposes (an "Original Issue Discount Note"). The "issue price" of a Note equals the first price at which a substantial amount of the Notes is sold to the public for money (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The "stated redemption price at maturity" of a Note equals the sum of all payments required under the Note other than payments of qualified stated interest.

     "Qualified stated interest" generally means stated interest unconditionally payable as a series of payments in cash or property (other than debt instruments of the Company) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest. For special rules concerning interest payments on Notes with a fixed term of one year or less, see "Short-Term Notes" below. In addition, interest unconditionally payable at least annually with respect to Floating Rate Notes may in certain circumstances be treated as qualified stated interest. Interest payable at least annually at a single Interest Rate Basis that can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds, such as the CD Rate, Commercial Paper Rate, Eleventh District Cost of Funds Rate, Federal Funds Rate, LIBOR, Prime Rate, CMT Rate and the Treasury Rate, plus or minus a fixed Spread (or a fixed rate minus one of the above Interest Rate Bases) will generally be treated as qualified stated interest. See "Floating Rate and Indexed Notes" below.

     A Note will not be considered to have original issue discount if the difference between the Note's stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. Holders of Notes with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the Note. Special rules apply for determining whether a Note that bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays) has qualified stated interest or more than a de minimis amount of original issue discount.

     A U.S. Holder of Original Issue Discount Notes will be required to include qualified stated interest payments in income as such payments are received or accrued in accordance with the U.S. Holder's method of accounting for federal income tax purposes. U.S. Holders of Original Issue Discount Notes (other than Short-Term Obligations) will be required to include original issue discount in income for federal income tax purposes as it accrues, regardless of their accounting method, in accordance with a constant yield method based on a compounding of interest. (The rules for including interest on Short-Term Obligations are described below.) As a consequence, U.S. Holders will be required to include interest on Original Issue Discount Notes in income before receiving the corresponding interest payments.

     In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount Note will be the sum of the daily portions of original issue discount with respect to such Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Original Issue Discount Note. The "daily portion" of original issue discount on any Original Issue Discount
Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between
(i) the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (appropriately adjusted to take into account the length of the particular accrual period) and
(ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Short-Term Notes. Interest payments on a note with a fixed term of one year or less ("Short-Term Notes") cannot qualify as qualified stated interest. A cash method U.S. Holder of a Short-Term Note is not required to accrue original issue discount with respect to such Notes on a current basis unless it elects to do so. If a cash method U.S. Holder does not so elect, any gain realized on the sale, exchange, or retirement of the Short-Term Note will be ordinary income to the extent of the original issue discount which has accrued on a straight-line basis through the date of the Note's sale, exchange or retirement. A cash method U.S. Holder reporting on this basis will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the Short-Term Note in an amount up to the amount of the interest income deferred on the Short-Term Note until the taxable period in which the deferred interest income is taken into account.

     U.S. Holders who report income for federal income tax purposes on the accrual method and certain other U.S. Holders, including banks and dealers in securities, as well as cash method U.S. Holders who elect to do so, are required to include original issue discount on Short-Term Notes in income as it accrues on a straight-line basis. U.S. Holders may elect to accrue acquisition discount (the difference between the U.S. Holder's basis in the Note and its stated redemption price at maturity) rather than original issue discount on a straight-line basis. In addition, in lieu of accruing either original issue discount or acquisition discount on a straight-line basis, a U.S. Holder may elect to accrue on the basis of a constant yield to maturity and daily compounding.

     U.S. Holders should consult their tax advisors concerning (i) the desirability of any of the foregoing elections and (ii) the tax treatment of interest paid on Short-Term Notes prior to the date of their retirement.

     Aggregation of Certain Notes. The OID Regulations contain aggregation rules which require in certain circumstances that if more than one type of Note is issued as part of the same issuance of securities to a single holder, some or all of such Notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the related Pricing Supplement, the Company does not expect to treat any of the Notes as being subject to the aggregation rules for purposes of computing original issue discount.

     Put and Call Options. Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or
(ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, because the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

     Constant Yield Election. U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. This election may be made separately for each debt instrument or class of debt instrument.


 FLOATING RATE AND INDEXED NOTES

     Floating Rate Notes and Indexed Notes (hereinafter "Variable Notes") acquired by U.S. Holders are subject to special rules for determining qualified stated interest or original issue discount. A Variable Note will qualify as a "variable rate debt instrument" if (i) its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and (ii) it provides for stated interest, paid or compounded at least annually, at current values of (a) one or more qualified floating rates, (b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate, or (d) a single fixed rate and a single objective rate that is a qualified inverse floating rate. The specified de minimis amount for the excess of issue price over noncontingent principal payments is the lesser of (i) 1.5 percent times the product of the fixed principal payments and the number of complete years to maturity from the issue date or (ii) 15 percent of the total fixed principal payments.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but no more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap), a minimum numerical limitation (i.e., a floor), or a minimum amount of increase or decrease (i.e., a governor) may, under certain circumstances, fail to be treated as a qualified floating rate unless such cap, floor or governor is fixed throughout the term of the Note or is not expected, as of the issue date, to significantly affect the expected yield on the Note (determined without regard to the cap, floor or governor).

     An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

     If a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and the value of the variable rate on the issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note provides for stated interest at either a single qualified floating rate or a single objective rate throughout its term and the interest on such Note is unconditionally payable at least annually, all stated interest on the Note will constitute qualified stated interest, and will be taxed as described above under "Original Issue Discount Notes." Such a Variable Note will not have original issue discount unless it is issued for an amount that is less than its stated principal amount, and the amount of such original issue discount is more than the de minimis amount described above under "Original Issue Discount Notes." If such a Variable Note is issued with original issue discount, the amount of original issue discount that accrues during an accrual period is determined under the rules applicable to fixed rate debt instruments by converting the variable rate into an equivalent fixed rate. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     If a variable rate debt instrument is not described in the preceding paragraph and does not provide for any interest payable at a fixed rate, the amount of original issue discount and qualified stated interest is determined by converting the variable rate debt instrument into an equivalent fixed rate debt instrument. In general, this is accomplished by substituting a fixed interest rate that (i) equals the value of each qualified floating rate or qualified inverse floating rate as of the Variable Note's issue date or (ii) reflects the yield that is reasonably expected for an objective rate (other than a qualified inverse floating rate). If a Variable Note provides for stated interest at a fixed rate in addition to one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is first converted into a qualified floating rate (or qualified inverse floating rate) with a value on the issue date equal to that of the fixed rate. An equivalent fixed rate is then substituted for the qualified floating rate or qualified inverse floating rate, as described above. After the fixed rates are determined, an equivalent fixed rate debt instrument is constructed, with terms identical to those provided under the variable rate debt instrument except that fixed rates are substituted for the qualified floating rates or objective rates. The amount of qualified stated interest and original issue discount is then determined by applying the rules described above under "Original Issue Discount Notes." The amount of qualified stated interest or original issue discount attributable to an accrual period will be increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

     Contingent Debt Instruments. If a Variable Note does not qualify as a "variable rate debt instrument," the Variable Note will be treated as a "contingent payment debt instrument." In general, a U.S. Holder of a contingent payment debt instrument must determine the amount of interest to take into account during each accrual period by constructing a projected payment schedule, as of the issue date, consisting of all noncontingent payments and the projected amount of each contingent payment. In addition, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will generally be treated as ordinary interest income (and loss will be ordinary loss to the extent the amount of interest previously included in income exceeds the amount of any noncontingent payments and the projected amount of any contingent payments previously made or projected to have been made on the Variable Note). U.S. Holders of Variable Notes classified as contingent payment debt instruments should consult their tax advisors regarding the federal income tax consequences of the ownership and disposition of such Notes.


 SALE, EXCHANGE OR RETIREMENT OF THE NOTES

     Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the Note which has not previously been included in income. Such amounts are treated as payments of interest. See "--Payments of Interest" above. A U.S. Holder's adjusted tax basis in a Note will equal the U.S. Holder's cost of acquiring the Note, increased by the amount of original issue discount the U.S. Holder previously included in income with respect to such Note and reduced by any amortized bond premium, principal payments, and the amount of any other payments except payments of qualified stated interest (as defined above).

     Gain or loss realized on the sale, exchange or retirement of a Note will be capital gain or loss (except, in the case of a Short-Term Note, to the extent of any original issue discount or acquisition discount not previously included in the U.S. Holder's taxable income). See "--Original Issue Discount Notes--Short Term Notes" above. For certain noncorporate U.S. Holders (including individuals), the rate of taxation of capital gain will depend upon
(i) the U.S. Holder's holding period for the Note (with the lowest rate available only for a Note held more than 18 months) and (ii) the U.S. Holder's marginal tax rate for ordinary income. U.S. Holders should consult their tax advisors with respect to applicable rates and holding periods, and netting rules for capital losses.


 PURCHASERS OF NOTES AT OTHER THAN ORIGINAL ISSUE PRICE OR DATE

     The foregoing does not discuss special rules which may affect the treatment of purchasers that acquire Notes either (a) other than at the time of original issuance or (b) at the time of original issuance other than at the issue price, including those provisions of United States tax law relating to the treatment of "market discount," "acquisition premium," and "amortizable bond premium." Such purchasers should consult their tax advisors as to the consequences to them of the acquisition, ownership and disposition of the Notes.


 EXTENSION OF MATURITY AND RESET OF INTEREST RATE

     The reset of the interest rate on, or the extension of the maturity of, a Note pursuant to its original terms generally should not be viewed as a taxable exchange. U.S. Holders should consult with their own tax advisors as to the United States federal income tax consequences of such a reset or extension.


  FOREIGN CURRENCY-DENOMINATED NOTES

     A U.S. Holder who uses the cash method of accounting and who receives a payment of interest (including qualified stated interest on an Original Issue Discount Note) in a foreign currency with respect to a Foreign Currency-Denominated Note (other than a payment of interest includible as original issue discount on an Original Issue Discount Note) will be required to include the U.S. dollar value of the foreign currency payment (determined on the date the payment is received) in income when it is received regardless of whether the payment is in fact converted to U.S. dollars at that time, and the U.S. dollar value will be the U.S. Holder's tax basis in the foreign currency. If a cash method U.S. Holder receives a payment described above in U.S. dollars pursuant to an option available under such a Foreign Currency-Denominated Note, the U.S. Holder will be required to include the amount of the payment in income when it is received.

     Interest income (including original issue discount) that accrues on a Foreign Currency-Denominated Note is to be determined in the relevant foreign currency. A U.S. Holder will be required to include in income the U.S. dollar value of the amount of foreign-denominated interest income (including original issue discount) that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency-Denominated Note during an accrual period (other than payments of interest to a cash method U.S. Holder described in the preceding paragraph). The U.S. dollar value of the accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The U.S. Holder will recognize ordinary income or loss with respect to accrued interest income on the date payment of the interest is actually received or the date the Foreign Currency-Denominated Note is sold, exchanged or retired. The amount of ordinary income or loss recognized will equal the difference between
(i) the U.S. dollar value of the foreign currency payment received (determined on the date the payment is received or the Note is sold, exchanged or retired) with respect to the accrual period (or, where a U.S. Holder receives U.S. dollars, the amount of the payment with respect to the accrual period) and (ii) the U.S. dollar value of the interest income that accrued during the accrual period (as determined above). A U.S. Holder may elect to translate interest income described in this paragraph (including original issue discount) into U.S. dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within five business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes such an election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service.

     A U.S. Holder will recognize ordinary income or loss attributable to fluctuations in currency exchange rates with respect to the principal amount of a Foreign Currency-Denominated Note when principal payments are received or the
Note is sold, exchanged or retired. The amount of income or loss will equal the difference between (i) the U.S. dollar value of the relevant foreign currency-denominated principal amount determined at the spot rate on the date the principal payment is received or the Note is sold, exchanged or retired and
(ii) the U.S. dollar value of the relevant foreign currency-denominated principal amount determined at the spot rate on the date the U.S. Holder acquired the Note.

     Upon the sale, exchange or retirement of a Foreign Currency-Denominated Note, the amount of a U.S. Holder's gain or loss attributable to fluctuations in currency exchange rates with respect to both principal and accrued interest will be limited to the total gain or loss realized on the disposition of the Note. Any gain or loss realized by the U.S. Holder in excess of that attributable to fluctuations in currency exchange rates will be capital gain or loss (except, in the case of a Short-Term Note, to the extent of any original issue discount or acquisition discount not previously included in the U.S. Holder's income). A special rule for purchases and sales of publicly traded Foreign Currency-Denominated Notes by a cash method taxpayer requires amounts of foreign currency paid or received to be translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash-method taxpayers with respect to the purchase and sale of publicly traded Foreign Currency-Denominated Notes provided the election is applied consistently. Such election cannot be changed without the consent of the Internal Revenue Service.

     A U.S. Holder will have a tax basis in any foreign currency received as payment of interest or principal or upon the sale, exchange or retirement of a Foreign Currency-Denominated Note equal to the U.S. dollar value of such foreign currency, determined at the time of such payment, sale, exchange or retirement. Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Foreign Currency-Denominated Notes) will be ordinary income or loss.

     Foreign currency gains or losses described in this section will not be considered interest income or expense, even if attributable to payments of interest. The source of such foreign currency gains or losses will be determined by reference to the residence of the U.S. Holder or the "qualified business unit" of the U.S. Holder on whose books the Note is properly reflected. The U.S. tax consequences of a U.S. Holder's investment in Notes denominated in more than one foreign currency will be set forth in the applicable pricing supplement with respect to such Notes.


 BACKUP WITHHOLDING AND INFORMATION REPORTING FOR U.S. HOLDERS

     Information reporting to the Internal Revenue Service is required for interest payments and original issue discount accruals for certain noncorporate U.S. Holders (including individuals). These noncorporate U.S. Holders may be subject to backup withholding at a rate of 31 percent on payments of principal, premium and interest (including original issue discount, if any) on, and the proceeds of disposition of, a Note. Backup withholding will apply only if the U.S. Holder (i) fails to furnish its Taxpayer Identification Number ("TIN") which, for an individual, would be his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. The application for exemption is available by providing a properly completed Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

     The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.


TAX CONSEQUENCES TO NON-U.S. HOLDERS


 INCOME AND WITHHOLDING TAX

     Under present United States federal law, and subject to the discussion below concerning Indexed Notes and backup withholding:

     (a) payments of principal, interest (including original issue discount, if any) and premium on the Notes by the Company or any paying agent to any Non-U.S. Holder will not be subject to the 30 percent United States federal withholding tax, provided that, in the case of interest, (i) such Non-U.S.

   Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (ii) the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

     (b) a Non-U.S. Holder of a Note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such Note, unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined in Code Section 911(d)(3)) in the United States (unless such gain is attributable to a fixed place of business in a foreign country maintained by such individual and has been subject to foreign tax of at least 10 percent) or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or (ii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

     Sections 871(h) and 881(c) of the Code require that, in order to obtain the portfolio interest exemption from withholding tax described in paragraph
(a) above, either the beneficial owner of a Note, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that is holding the Note on behalf of such beneficial owner, file a statement with the withholding agent that the beneficial owner of the
Note is not a U.S. Holder. The financial institution must certify under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a Note certifies on United States Internal Revenue Service Form W-8, under penalties of perjury, that it is not a U.S. Holder and provides its name and address, and any Financial Institution holding the Note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement (and furnishes the withholding agent with a copy thereof). The portfolio interest exemption from withholding tax described in paragraph (a) above will not apply to contingent interest paid on certain Indexed Notes. Unless otherwise provided in the applicable Pricing Supplement, the Company does not expect any interest on the Notes to be contingent interest within the meaning of this provision.

     If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States, and if interest (including original issue discount) on the Note or gain realized on its sale, exchange or other disposition is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular United States income tax on such effectively connected income in the same manner as if it were a U.S. Holder. See "--Tax Consequences to United States Holders" above. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the Company a properly executed United States Internal Revenue Service Form 4224 or successor form in order to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest (including original issue discount) on and any gain recognized on the sale, exchange or other disposition of a Note will be included in the effectively connected earnings and profits of such Non-U.S. Holder if such interest or gain, as the case may be, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

     Under Section 2105(b) of the United States federal estate tax law, a Note or coupon held by an individual who is not a citizen or resident of the United States at the time of his death will not be subject to United States federal estate tax as a result of such individual's death, provided that the individual does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of the Company entitled to vote and, at the time of such individual's death, payments with respect to such Note would not have been effectively connected to the conduct by such individual of a trade or business in the United States.

     On October 6, 1997, the United States Treasury issued final regulations regarding the withholding and information reporting rules discussed above. The final regulations, which affect the rules applicable to payments to foreign persons, in general do not alter the substantive withholding and information reporting requirements but rather unify current certification procedures and modify reliance standards. In addition, the final regulations address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. The final regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. It is possible that the Company and other withholding agents may request a new withholding exemption form from Non-U.S. Holders in order to qualify for continued exemption from withholding under Treasury Regulations when they become effective. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations.

     Each Non-U.S. Holder of a Note should be aware that if it does not properly provide the required Internal Revenue Service form, or if the Internal Revenue Service form is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note may be subject to United States withholding tax at a 30 percent rate.


  BACKUP WITHHOLDING AND INFORMATION REPORTING FOR NON-U.S. HOLDERS

     Under certain circumstances, the United States Internal Revenue Service requires information reporting and backup withholding of United States federal income tax at a rate of 31 percent with respect to payments to certain noncorporate Non-U.S. Holders (including individuals). Information reporting and backup withholding will apply unless such noncorporate Non-U.S. Holders certify to the withholding agent that the beneficial owner of the Note is not a U.S. Holder. This certification requirement will generally be satisfied by the certification provided to avoid the 30 percent withholding tax (described above).

     The payment of the proceeds of a disposition of a Note by a Non-U.S. Holder to or through the United States office of a broker or through a non-United States branch of a United States broker generally will be subject to information reporting and backup withholding at a rate equal to 31 percent of the gross proceeds unless the Non-U.S. Holder certifies on Internal Revenue Service Form W-8 that the beneficial owner of the Note is not a U.S. Holder or otherwise establishes an exemption. The payment of the proceeds of a disposition of a note by a Non-U.S. Holder to or through a non-United States office of a non-United States broker will not be subject to backup withholding or information reporting unless the non-United States broker has certain United States relationships.

     Non-U.S. Holders of Notes should consult their tax advisors regarding the application of withholding, information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

     Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder's United States federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

     On October 6, 1997, the United States Treasury issued final regulations regarding the withholding and information reporting rules discussed above. The final regulations, which affect the rules applicable to payments to foreign persons, in general do not alter the substantive withholding and information reporting requirements but rather unify current certification procedures and modify reliance standards. In addition, the final regulations address certain issues relating to intermediary certification procedures designed to simplify compliance by withholding agents. The final regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. It is possible that the Company and other withholding agents may request a new withholding exemption form from Non-U.S. Holders in order to qualify for continued exemption from backup withholding under Treasury Regulations when they become effective. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations.

     THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. PROSPECTIVE U.S. HOLDERS AND NON-U.S. HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN SUCH LAWS.


                             PLAN OF DISTRIBUTION


     This Prospectus Supplement has been prepared for use by DLJSC in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act as principal or agent in such transactions. DLJSC and certain other Agents have advised the Company that they currently intend to make a market in the Notes, but they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Notes.

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       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH ANY OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS SHALL CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                      -----------------------------------

                               TABLE OF CONTENTS

                                                PAGE
                                               ------
             PROSPECTUS SUPPLEMENT
Incorporation of Certain Information
   by Reference ............................     S-3
Description of Notes .......................     S-4
Special Provisions Relating to Foreign
   Currency Notes ..........................    S-18
Foreign Currency Risks .....................    S-21
Certain United States Federal Income
   Tax Considerations ......................    S-23
Plan of Distribution .......................    S-32
               PROSPECTUS
Available Information ......................    3
Incorporation of Certain Information
   by Reference ............................    3
Use of Proceeds ............................    4
Ratio of Earnings to Fixed Charges .........    4
The Company ................................    5
Description of Capital Stock ...............    7
Description of Debt Securities .............    8
Plan of Distribution .......................   20
Legal Matters ..............................   20
Experts ....................................   20

                                 $650,000,000



                              DONALDSON, LUFKIN &
                                JENRETTE, INC.





                               MEDIUM-TERM NOTES

                            DUE NINE MONTHS OR MORE
                              FROM DATE OF ISSUE





             -----------------------------------------------------
                             PROSPECTUS SUPPLEMENT
             -----------------------------------------------------
                          DONALDSON, LUFKIN & JENRETTE


                                 JUNE 23, 1998

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